F O R M  4                U.S. SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C. 20549
[X]  Check this box if                       OMB APPROVAL
     no longer subject                       OMB Number                3235-0287
     to Section 16                           Expires:         September 30, 1998
                                             Estimated ave. burden
                                             hours per response _____        0.5

                Filed pursuant to Section 16(a) of the Securities
                Exchange Act of 1934, Section 17(a) of the Public
                     Utility Holding Company Act of 1935 or
                Section 30(f) of the Investment Company Act 1940
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1.Name and Address of    2.Issuer Name and Ticker    6.Relationship of Reporting
  Reporting Person*        or Trading Symbol           Person to Issuer (check
                                                       all Applicable)
                          Texoil, Inc. (TXI)


Quantum Energy Management, LLC                                         02/2001           X  Director       X 10% Owner
---------------------------------------  -----------------------    -----------------   ---               ---
     (Last)                (First)  (MI)    3.IRS or Soc.Sec.No.       4.Statement for      Officer           Other
                                              of Reporting Person        Month/Year     ---               ---
                                              (Voluntary)                              (give title below) (specify below)


777 Walker, Suite 2530
---------------------------------------------------------            ----------------     ------------------------------------
     (Street)                                                        5. If Amendment,
                                                                        Date of Original      7.Individual or Joint/Group
                                                                        (Month/Year)            Filing (Check Applicable
Houston                  TX             77002                                                   Line)
--------------------------------------------------------
     (City)                (State)          (Zip)
                                                                                                  Form filed by One
                                                                                              --- Reporting Person

                                                                                               X  Form filed by More
                                                                                              --- than One Reporting Person


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Table I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned
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1. Title of Security                        2. Transaction             3. Transaction       4. Security Acquired (A)
     (Inst.3)                                  Date                       Code                 or Disposed of (D)
                                               (Month/                    (Instr.8)            (Inst.3, 4 & 5)
                                               Day/Yr)                ---------------------------------------------------
                                                                                                           (A)
                                                                         Code    V            Amount       (D)  Price


---------------------------------------  -------------------          ------- -----     ----------------  ----  ---------

---------------------------------------  -------------------          ------- -----     ----------------  ----  ---------

---------------------------------------  -------------------          ------- -----     ----------------  ----  ---------

---------------------------------------  -------------------          ------- -----     ----------------  ----  ---------

---------------------------------------  -------------------          ------- -----     ----------------  ----  ---------


5.  Amount of Securities                    6.  Ownership Form                          7.  Nature of Indirect
    Beneficially Owned at                       Direct (D) or                               Beneficial Ownership
    at End of Month                             Indirect (I)                                (Inst. 4)
    (Inst. 3 & 4)


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Reminder: Report on a separate line for each class securities owned directly or indirectly. *If the form is filed by more than one reporting person, see Instruction 4(b)(v).

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             Table II - Derivative Securities Acquired, Disposed of,
                    or Beneficially Owned (e.g., puts, calls,
                    warrants, options, convertible security)
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1. Title of                                   2. Conversion            3. Transaction            4. Transaction
   Derivative                                    or Exercise              Date (Month              Code
   Security                                      Price of                 (Day/Year)               (Instr. 8)
   (Instr.3)                                     Derivative
                                                 Security                                           Code   V

Series A Convertible Preferred Stock              $4.00                   2/23/01                    S
------------------------------------------     --------------------    ----------------          ---------------

------------------------------------------     --------------------    ----------------          ---------------

------------------------------------------     --------------------    ----------------          ---------------

------------------------------------------     --------------------    ----------------          ---------------

------------------------------------------     --------------------    ----------------          ---------------



5.  Number of Derivative                    6. Date Exercisable                 7.  Title & Amount of
     Securities Acquired                       & Expiration Date                    Underlying Securities
     (A) or Disposed of (D)                    (Mon./Day/Year)                      (Inst. 3 & 4)
     (Instr. 3, 4 & 5)

-------------------------------------------------------------------------------------------------------------------
       (A)             (D)                  Date          Expiration                 Title        Amount or number
                                            Exercisable   Date                                    of Shares

                     2,075,663                N/A           N/A                 Common Stock        4,151,326 (1)
-----------------  -----------------        ------------ --------------         --------------    -----------------

-----------------  -----------------        ------------  -------------         --------------    -----------------

-----------------  -----------------        ------------  -------------         --------------    -----------------

-----------------  -----------------        ------------  -------------         --------------    -----------------

-----------------  -----------------        ------------  -------------         --------------    -----------------

8. Price of Derivative     9. Number of Derivative Securities     10. Ownership Form of       11. Nature of Indirect
   Security (Inst.5)          Beneficially Owned at end of            Derivative Security         Beneficial
                              Month (Instr. 4)                        Direct (D) or               Ownership (Instr.4)
                                                                      Indirect (I) (Instr.4)

  $18.04                                 0                            I                               (2)
-----------------------    -----------------------------------    --------------------------  ------------------------

-----------------------    -----------------------------------    --------------------------  ------------------------

-----------------------    -----------------------------------    --------------------------  ------------------------

-----------------------    -----------------------------------    --------------------------  ------------------------

-----------------------    -----------------------------------    --------------------------  ------------------------
Explanation of Responses:

Note:

(1) Each share of Series A Convertible Preferred Stock is convertible into two shares of common stock.

(2) S. Will VanLoh, Jr. and Toby R. Neugebauer have resigned as directors of the Issuer. Quantum Energy Management, LLC is the sole general partner of Quantum Energy Partners, LP, the beneficial owner of the Derivative
     Security.  A.V. Jones,  Jr., K.C.  Jones,  Toby R.  Neugebauer,  William E.
     Tucker,  Jr.  and  S.  Wil  VanLoh,  Jr.  are  members  of  Quantum  Energy
     Management, LLC.



                                                                                /s/ S. Wil VanLoh, Jr.           03/12/01
**Intentional misstatements or omissions of facts constitute Federal            ------------------------------------------
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                  **Signature of Reporting Person  Date
                                                                                S. Wil VanLoh, Jr.
                                                                                Manager of Quantum Energy Management, LLC

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMD Number.

                             Joint Filer Information


Name:                           A.V. Jones, Jr.

Address:                        216 Hill Street, Albany, Texas 76430

Designated Filer:               Quantum Energy Management, LLC

Issuer & Ticker Symbol:         Texoil, Inc. (TXLI)

Date of Event
    Requiring Statement:        2/23/01



Signature:                        /s/ A.V. Jones, Jr.
                                ----------------------------------
                                A.V. Jones, Jr.

                             Joint Filer Information

Name:                       K.C. Jones

Address:                    216 Hill Street, Albany, Texas 76430

Designated Filer:           Quantum Energy Management, LLC

Issuer & Ticker Symbol:     Texoil, Inc. (TXLI)

Date of Event
    Requiring Statement:    2/23/01


Signature:                    /s/ K.C. Jones
                            --------------------------
                            K.C. Jones

                             Joint Filer Information

Name:                     Toby R. Neugebauer

Address:                  3409 19th Street, Lubbock, Texas  79410

Designated Filer:         Quantum Energy Management, LLC

Issuer & Ticker Symbol:   Texoil, Inc. (TXLI)

Date of Event
   Requiring Statement:   2/23/01



Signature:                 /s/ Toby R. Neugebauer
                          ----------------------------------
                          Toby R. Neugebauer

                             Joint Filer Information



Name:                    William E. Tucker, Jr.

Address:                 719 Scott Avenue, Suite 825, Wichita Falls, Texas 76301

Designated Filer:        Quantum Energy Management, LLC

Issuer & Ticker Symbol:  Texoil, Inc. (TXLI)

Date of Event
  Requiring Statement:   2/23/01



Signature:               /s/ William E. Tucker, Jr.
                         -------------------------------------
                         William E. Tucker, Jr.

                             Joint Filer Information


Name:                    S. Wil VanLoh, Jr.

Address:                 777 Walker, 2530 Two Shell Plaza, Houston, Texas 77002

Designated Filer:        Quantum Energy Management, LLC

Issuer & Ticker Symbol:  Texoil, Inc. (TXLI)

Date of Event
   Requiring Statement:  2/23/01



Signature:                 /s/ S. Wil VanLoh, Jr.
                         -----------------------------------------
                         S. Wil VanLoh, Jr.